1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com _________________________

September 20, 2019

Guggenheim Funds Trust
702 King Farm Boulevard, Suite 200
Rockville, MD 20850

Re:	Guggenheim Funds Trust
File Nos. 002-19458 and 811-01136

Dear Ladies and Gentlemen:

We have acted as counsel for Guggenheim Funds Trust (the “Trust” or the “Registrant”), a Delaware statutory trust, in connection with the filing of the Trust’s Registration Statement on Form N-14 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”) relating to the transfer of all of the assets of the Guggenheim Mid Cap Value Institutional Fund, a series of the Trust (“Mid Cap Value Institutional Fund”), to the Guggenheim Mid Cap Value Fund, a series of the Trust (the “Acquiring Fund”), in exchange for the issuance of Institutional Class shares of beneficial interest of the Acquiring Fund, par value $0.001 per share (the “Shares”), and the assumption of the liabilities of the Mid Cap Value Institutional Fund by the Acquiring Fund pursuant to the form of Agreement and Plan of Reorganization (the “Agreement”) by the Trust, on behalf of the Acquiring Fund and the Mid Cap Value Institutional Fund, as filed with and described in the Registration Statement.

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinion set forth herein, we have examined the following Trust documents: the Trust’s Declaration of Trust; the Trust’s By-Laws; and such other Trust records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a certificate dated September 19, 2019 issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Shares to be registered pursuant to the Registration Statement have been duly authorized for issuance and, when issued and delivered against payment therefore in accordance with the terms, conditions, requirements and procedures of such Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Acquiring Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP